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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement of First Sierra Receivables II, Inc. and First Sierra Receivables III, Inc. relating to First Union Trust Company, National Association, as Owner Trustee of the First Sierra Equipment Contract Trust 1998-1, of our report dated February 3, 1998, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Report of Experts".




                                             /S/ PRICEWATERHOUSECOOPERS LLP




December 10, 1998